CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement of the AssetMark Funds on Form N-1A, File No. 811-10267 and 333-53450, of our report dated August 26, 2003, on our audit of the financial statements and financial highlights of the AssetMark Funds, which report is included in the Annual Report to Shareholders for the year ended June 30, 2003, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights", "Counsel, Independent Auditors, and Service Providers", and "Independent Auditors."




/s/ PricewaterhouseCoopers LLP
San Francisco, California
October 28, 2003